Exhibit 3.1
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
VERICHIP CORPORATION
     VeriChip Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:
     1. The name of the Corporation is “VeriChip Corporation.” The Corporation was originally incorporated under the name “Surgical Identification Services, Inc.,” and the original certificate of incorporation was filed with the Secretary of State of the State of Delaware on November 29, 2001.
     2. An Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on December 20, 2005.
     2. This Second Amended and Restated Certificate of Incorporation (“Certificate”) has been duly adopted by the Board of Directors and has been approved and adopted by the stockholders of the Corporation, in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.
     3. This Certificate restates, integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation.
     4. The text of the Amended and Restated Certificate of Incorporation is hereby restated and amended to read in its entirety as follows:
ARTICLE I
NAME
     The name of the corporation is VeriChip Corporation.
ARTICLE II
PURPOSE
     The purpose of the Corporation is to engage in any lawful acts or activities for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) and to possess and exercise all of the powers and privileges granted by such law and any other law of the State of Delaware.

ARTICLE III
REGISTERED AGENT
     The street address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808, and the name of the Corporation’s registered agent at such address is The Company Corporation.
ARTICLE IV
CAPITALIZATION
     Section 4.1 Authorized Capital Stock.
     The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 45,000,000 shares, consisting of 40,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).
     No holder of stock of any class or series of the Corporation, whether now or hereafter authorized or issued, shall be entitled, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class or series whatsoever, or of any securities convertible into stock of any class or series, or to which are attached or with which are issued warrants or rights to purchase any such stock, whether now or hereafter authorized, issued or sold, whether issued for moneys, property or services, or by way of dividend or otherwise, or any right or subscription to any thereof, other than such, if any, as the Board of Directors in its discretion may from time to time fix, pursuant to authority hereby conferred upon it; and any shares of stock or convertible obligations with warrants or rights to purchase any such stock, which the Board of Directors may determine to offer for subscription, may be sold without being first offered to any of the holders of the stock of the Corporation of any class or classes or series or may, as the Board may determine, be offered to holders of any class or classes or series of stock exclusively or to the holders of all classes or series of stock, and if offered to more than one class or series of stock, in such proportions as between such classes or series of stock as the Board of Directors, in its discretion, may determine.
     Effective immediately upon the date of filing of this Certificate with the Delaware Secretary of State, every three (3) outstanding shares of Common Stock of the Corporation will be combined into and automatically become one (1) outstanding share of Common Stock of the Corporation and the authorized shares of the Corporation shall remain as set forth in this Certificate. Any fractional shares that occurs as a result of the foregoing shall be rounded up or down to the nearest whole number.

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     Section 4.2 Preferred Stock.
     (a) The Preferred Stock may be issued from time to time in one or more classes or series. The Board of Directors (the “Board”) is hereby expressly authorized to provide for the issuance of shares of Preferred Stock in one or more classes or series and to establish from time to time the number of shares to be included in each such class or series and to fix the designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such class or series and the qualifications, limitations and restrictions thereof, as shall be stated in the resolution(s) adopted by the Board providing for the issuance of such class or series and included in a certificate of designations (a “Preferred Stock Designation”) filed pursuant to the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any class or series of Preferred Stock may, to the extent permitted by law, provide that such class or series shall be superior to, rank equally with or be junior to the Preferred Stock of any other class or series. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any class or series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any class or series of the Preferred Stock authorized by and complying with the conditions of this Certificate.
     (b) The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or any class or series thereof, unless a vote of any such holders of Preferred Stock is required pursuant to another provision of this Certificate (including any Preferred Stock Designation).
     Section 4.3 Common Stock.
     (a) The holders of shares of Common Stock shall be entitled to one vote for each such share of Common Stock held on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including a Preferred Stock Designation), holders of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding class or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such class or series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation).
     (b) Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

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     (c) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.
ARTICLE V
BOARD OF DIRECTORS
     Section 5.1 Board Powers.
     The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate or the By-Laws (“By-Laws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate and any By-Laws; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.
     Section 5.2 Number, Election and Term.
     (a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Certificate, “Whole Board” shall mean the total number of directors the Corporation would have if there were no vacancies.
     (b) Subject to Section 5.5, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
     (c) Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot.
     (d) There shall be no cumulative voting in the election of directors.
     Section 5.3 Newly Created Directorships and Vacancies.
     Subject to Section 5.5, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the term to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

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     Section 5.4 Removal.
     Subject to Section 5.5, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.
     Section 5.5 Preferred Stock — Directors.
     Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of Preferred Stock as set forth in this Certificate (including any Preferred Stock Designation).
ARTICLE VI
BY-LAWS
     In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized and empowered to adopt, amend, alter or repeal the By-Laws. The affirmative vote of a majority of the Whole Board shall be required to adopt, amend, alter or repeal the By-Laws. The stockholders shall, to the extent such power is at the time conferred on them by applicable law, also have the power, by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class, to make, alter, amend or repeal any By-Law of the Corporation.
ARTICLE VII
MEETINGS OF STOCKHOLDERS
     Section 7.1 No Action by Written Consent.
     Except as otherwise required by the specific terms of any class or series of Preferred Stock as set forth in the Preferred Stock Designation with respect to such class or series, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the DGCL as amended from time to time, and may not be taken by written consent of stockholders without a meeting.

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     Section 7.2 Meetings.
     Except as otherwise required by law or the terms of any one or more series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer, the President, or the Board pursuant to a resolution adopted by a majority of the Whole Board, and the ability of the stockholders to call a special meeting is hereby specifically denied.
     Section 7.3 Advance Notice.
     Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws.
     Section 7.4 Location.
     Meetings of stockholders may be held within or outside the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statues) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws.
ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION
     Section 8.1 Limitation of Personal Liability.
     No person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or hereafter may be amended. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended. Any repeal or amendment of this Section 8.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 8.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

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     Section 8.2 Indemnification.
     (a) Each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification and advancement of expenses conferred by this Section 8.2 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL as the same exists or is hereafter amended.
     (b) The rights conferred on any Covered Person by this Section 8.2 shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law, this Certificate, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.
     (c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 8.2, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
     (d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons, provided, however, that if the DGCL requires or permits the payment of such expenses incurred by a Covered Person as set forth herein in advance of the final disposition of a proceeding, such payment shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director of officer is not entitled to be indemnified under this Section or otherwise.
     (e) The Corporation may, by action of its Board, provide indemnification and the advancement of expenses to such of the officers, employees and agents of the Corporation and such other persons serving at the request of the Corporation as officers, employees and agents of another corporation, partnership, joint venture, limited liability company, trust or other enterprise to such extent as is permitted by the laws of the State of Delaware as the same exists or is hereafter amended and the Board shall determine to be appropriate.

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     (f) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware law.
     (g) The rights and authority conferred in this Article VIII shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.
ARTICLE IX
AMENDMENT OF CERTIFICATE OF INCORPORATION
     The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate (including any Preferred Stock Designation), and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by this Certificate, the By-Laws or the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article; provided, however, that, notwithstanding any other provision of this Certificate, and in addition to any other vote that may be required by law or any Preferred Stock Designation, the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this Certificate.
ARTICLE X
SECTION 203 OF THE DGCL
     The Corporation elects not to be governed by Section 203 of the DGCL.

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ARTICLE XII
SECTION 102(B)(2) OF THE DGCL
     Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under §291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under §279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
     IN WITNESS WHEREOF, VeriChip Corporation has caused this Certificate to be duly executed in its name and on its behalf by its Chief Executive Officer this 18th day of December, 2006.

VERICHIP CORPORATION
By:	/s/ Scott R. Silverman
Scott R. Silverman, Chief Executive Officer

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VERICHIP CORPORATION
CERTIFICATE OF DESIGNATIONS OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A PREFERRED STOCK
The undersigned, Scott R. Silverman and William J. Caragol hereby certify that:
     1. They are the Chief Executive Officer and Acting Chief Financial Officer, respectively, of VeriChip Corporation, a Delaware corporation (the “Corporation”).
     2. The Corporation is authorized to issue 5,000,000 shares of preferred stock, none of which shares are issued and outstanding.
     3. The following resolutions were duly adopted by the Board of Directors:
     WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 5,000,000 shares, $0.001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series;
     WHEREAS, the Board of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any Series A and the designation thereof, of any of them; and
     WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of Preferred Stock, which shall consist of up to 2,000 shares of the Preferred Stock which the Corporation has the authority to issue, as follows:
     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of Preferred Stock as follows:
TERMS OF PREFERRED STOCK
     1. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as the Corporation’s Series A Preferred Stock (the “Series A Preferred Stock”) and the number of shares so designated shall be 2,000, which shall not be subject to increase without any consent of the holders of the Series A Preferred Stock (each a “Holder” and collectively, the “Holders”) as required by applicable law. Each share of Series A Preferred Stock shall have a par value of $0.001 per share.
     2. Ranking and Voting. The Series A Preferred Stock shall, with respect to rights upon liquidation, winding-up or dissolution, rank:

          a. senior to the Corporation’s common stock, par value $0.01 per share (“Common Stock”), and any other class or series of Preferred Stock of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Preferred Stock, the “Junior Shares”); and
          b. junior to all existing and future indebtedness of the Corporation.
     Except as required by applicable law, the holders of shares of Series A Preferred Stock will have no right to vote on any matters, questions or proceedings of this Corporation including, without limitation, the election of directors.
     3. Dividends and Other Distributions. Commencing on the first anniversary of the date of the issuance of any such shares of Series A Preferred Stock (each respectively an “Issuance Date”), Holders of Series A Preferred Stock shall be entitled to receive dividends on each outstanding share of Series A Preferred Stock (“Dividends”), which shall accrue in shares of Series A Preferred Stock at a rate equal to 10.0% per annum from the Issuance Date. Accrued Dividends shall be payable annually on the anniversary of the Issuance Date. No dividend shall be payable with respect to shares of Series A Preferred Stock that are redeemed for cash or converted into shares of Common Stock prior to the first anniversary of the Issuance Date with respect to such shares.
          a. Any calculation of the amount of such Dividends payable pursuant to the provisions of this Section 3 shall be made based on a 365-day year and on the number of days actually elapsed during the applicable calendar quarter, compounded annually.
          b. So long as any shares of Series A Preferred Stock are outstanding, no dividends or other distributions will be paid, declared or set apart with respect to any Junior Shares. The Common Stock shall not be redeemed while the Series A Preferred Stock is outstanding.
     4. Conversion.
          a. Mechanics of Conversion.
               (i) Subject to the terms and conditions hereof, one or more of the Series A Preferred Stock may be converted into shares of Common Stock, at any time or times on or after (but not before) the six-month anniversary of the issuance date of such Series A Preferred Stock, at the option of Holder or the Company, by (i) if at the option of Holder, delivery of a written notice to the Company, in the form attached hereto as Exhibit A-1 (the “Holder Conversion Notice”), of the Holder’s election to convert the Series A Preferred Stock, or (ii) if at the option of the Company, delivery of a written notice to Holder, in the form attached hereto as Exhibit A-2 (the “Company Conversion Notice” and, with the Holder Conversion Notice, each a “Conversion Notice”), of the Company’s election to convert the Series A Preferred Stock. On the same Trading Day on which the Company has received the Holder Conversion Notice or issued the Company Conversion Notice (as the case may be) by 10:30 a.m. Eastern time, or the following Trading Day if received after such time or on a non-Trading Day, the Company shall transmit by facsimile or electronic mail an acknowledgment of confirmation of receipt of the Holder Conversion Notice or issuance of the Company Conversion Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”) and shall authorize the credit by the Transfer Agent of such aggregate number of Conversion Shares to which the Holder is entitled pursuant to such Conversion Notice to Holder’s or its designee’s balance account with The Depository Trust Company (DTC) Fast Automated Securities Transfer (FAST) Program, through its Deposit/Withdrawal at Custodian (DWAC) system, time being of the essence.

               (ii) No fractional shares of Common Stock are to be issued upon conversion of Series A Preferred Stock, but rather the Company shall issue to Holder scrip or warrants in registered form (certificated or uncertificated) which shall entitle Holder to receive a full share upon the surrender of such scrip or warrants aggregating a full share.
               (iii) The Holder shall not be required to deliver the original certificates for the Series A Preferred Stock in order to effect a conversion hereunder.
               (iv) The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Conversion Shares to Holder.
          b. Company Conversion. In the event of a conversion of any Series A Preferred Stock pursuant to a Company Conversion Notice, the Company shall issue to the Holder of such Series A Preferred Stock a number of Conversion Shares equal to (x) the Series A Liquidation Value multiplied by (y) the number of such Series A Preferred Stock subject to the Company Conversion Notice divided by (z) the Conversion Price with respect to such Series A Preferred Stock. If the Company exercises this conversion option with respect to any Series A Preferred Stock (other than Series A Preferred Stock issued as a dividend with respect to Series A Preferred Stock) prior to the fourth anniversary of the issuance of such shares, then in addition to the Conversion Shares to be issued in accordance with the preceding sentence, the Company shall pay to such Holder an additional number of Conversion Shares equal to the following with respect to such converted Series A Preferred Stock (other than Series A Preferred Stock issued as a dividend with respect to Series A Preferred Stock): (i) 35% of the Conversion Shares issuable in respect of such Series A Preferred Stock (other than Series A Preferred Stock issued as a dividend with respect to Series A Preferred Stock) if converted after the six-month anniversary of the Issuance Date but prior to the first anniversary of the Issuance Date, (ii) 27% of the Conversion Shares issuable in respect of such Series A Preferred Stock (other than Series A Preferred Stock issued as a dividend with respect to Series A Preferred Stock) if converted on or after the first anniversary but prior to the second anniversary of the Issuance Date, (iii) 18% of the Conversion Shares issuable in respect of such Series A Preferred Stock (other than Series A Preferred Stock issued as a dividend with respect to Series A Preferred Stock) if converted on or after the second anniversary but prior to the third anniversary of the Issuance Date, and (iv) 9% of the Conversion Shares issuable in respect of such Series A Preferred Stock (other than Series A Preferred Stock issued as a dividend with respect to Series A Preferred Stock) if converted on or after the third anniversary but prior to the fourth anniversary of the Issuance Date.
          c. Holder Conversion. In the event of a conversion of any Series A Preferred Stock pursuant to an Holder Conversion Notice, the Company shall issue to the Holder of such Series A Preferred Stock a number of Conversion Shares equal to (x) the Series A Liquidation Value multiplied by (y) the number of such Series A Preferred Stock subject to the Company Conversion Notice divided by (z) the Conversion Price with respect to such Series A Preferred Stock.

          d. If the Company at any time on or after the date of issuance of any Preferred Stock subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Conversion Shares will be proportionately increased. If the Company at any time on or after such issuance date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased and the number of Conversion Shares will be proportionately decreased. Any adjustment under this Section 4.c shall become effective at the close of business on the date the subdivision or combination becomes effective.
          e. In addition to any adjustments pursuant to Section 4.c if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which Holder could have acquired if Holder had held the number of shares of Common Stock acquirable upon conversion of all Preferred Stock held by Holder immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.
          f. Definitions. For purposes of this Section 4, the following terms shall have the following meanings:
               (i) The “Conversion Price” means a price per share equal to the Closing Bid Price of a share of Common Stock on the Trading Day immediately preceding the date of the applicable Tranche Notice Date, subject to adjustment herein.
               (ii) “Conversion Shares” means the shares of Common Stock issuable upon conversion of Series A Preferred Stock.
               (iii) The “Closing Bid Price” means, for any security as of any date, the last closing bid price for such security on the Trading Market, as reported by Bloomberg, or, if the Trading Market begins to operate on an extended hours basis and does not designate the closing bid price, then the last bid price of such security prior to 4:00 p.m., Eastern time, as reported by Bloomberg, or, if the Trading Market is not the principal securities exchange or trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the holder.

               (iv) A “Trading Day” means any day on which the Common Stock is traded on the Trading Market; provided that it shall not include any day on which the Common Stock is (a) scheduled to trade for less than 5 hours, or (b) suspended from trading.
               (v) The “Trading Market” means the OTC Bulletin Board, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the NYSE Amex, or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock, but does not include the Pink Sheets inter-dealer electronic quotation and trading system.
               (vi) A “Tranche Notice Date” with respect to a Series A Preferred Share shall mean the Tranche Notice Date established for the issuance of such Series A Preferred Stock under the stock purchase agreement pursuant to which such Series A Preferred Share was issued to the Holder thereof.
          g. Failure to Timely Deliver Conversion Shares. If the Company shall fail (through no fault of Holder) to timely authorize the credit of the Holder’s balance account with DTC for such number of Conversion Shares to which the Holder is entitled pursuant to a Conversion Notice, then, in addition to all other remedies available to Holder, the Company shall, subject to the availability of lawful funds therefor, pay in cash to Holder on each day that the issuance of such Conversion Shares is not timely effected an amount equal to 1.5% of the product of (A) the sum of the number of Conversion Shares not issued to Holder on a timely basis and to which Holder is entitled and (B) the Closing Bid Price of the shares of Common Stock on the Trading Day immediately preceding the last possible date which the Company could have issued such Conversion Shares to Holder without violating any other restrictions on the issuance of Conversion Shares to the Holder, including the foregoing clause (h) below. In addition to the foregoing, if after the Company’s receipt of the applicable conversion delivery documents the Company shall fail (through no fault of Holder) to timely authorize the credit of the Holder’s balance account with DTC for the number of Conversion Shares to which the Holder is entitled upon the Holder’s exercise hereunder, and the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of Conversion Shares issuable upon such exercise that the Holder anticipated receiving from the Company, then the Company shall, within one Trading Day after the Holder’s request and in the Holder’s discretion, either (i) pay cash, subject to the availability of lawful funds therefor, to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to credit such Holder’s balance account with DTC for the number of Conversion Shares to which the Holder is entitled upon the Holder’s exercise hereunder and to issue such Conversion Shares shall terminate, or (ii) promptly honor its obligation to credit such Holder’s balance account with DTC for the number of Conversion Shares to which the Holder is entitled upon the Holder’s exercise hereunder and pay cash, subject to the availability of lawful funds therefor, to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock sold by Holder in satisfaction of its obligations, times (B) the Closing Bid Price on the date of exercise.

          h. Conversion Limitation. Notwithstanding any other provision in this Agreement, at no time may the Company or Holder deliver a Conversion Notice if the number of Conversion Shares to be received pursuant to such Conversion Notice, aggregated with all other shares of Common Stock then beneficially (or deemed beneficially) owned by Holder, would result in Holder owning, on the date of delivery of the Conversion Notice, more than 9.99% of all Common Stock outstanding as determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. In addition, as of any date, the aggregate number of shares of Common Stock into which the Preferred Stock are convertible within 61 days, together with all other shares of Common Stock then beneficially (or deemed beneficially) owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by Holder and its affiliates (as such term is defined in Rule 12b-2 under the Exchange Act), shall not exceed 9.99% of the total outstanding shares of Common Stock as of such date.
          i. Disputes. In the case of a dispute as to the determination of the Conversion Price or the arithmetic calculation of the number of Conversion Shares issued or issuable hereunder, the Company shall promptly issue to Holder the number of Conversion Shares that are not disputed and resolve such dispute as follows. The Company shall submit the disputed determinations or arithmetic calculations via facsimile or electronic mail within two (2) Trading Days of delivery of the Conversion Notice giving rise to such dispute, as the case may be, to Holder. If Holder and the Company are unable to agree upon such determination or calculation of the Conversion Price or the number of Conversion Shares within three (3) Trading Days of such disputed determination or arithmetic calculation being submitted to Holder, then the Company shall, within two (2) Trading Days, submit via facsimile or electronic mail (a) the disputed determination of the Conversion Price or arithmetic calculation to an independent, reputable investment bank or independent registered public accounting firm selected by Holder subject to the Company’s approval, which may not be unreasonably withheld or delayed, or (b) the disputed arithmetic calculation to the Company’s independent registered public accounting firm. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and Holder of the results no later than three (3) Trading Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.
     5. Liquidation.
          a. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of debts and other liabilities of the Corporation, before any distribution or payment shall be made to the holders of any Junior Shares by reason of their ownership thereof, the Holders of Series A Preferred Stock shall first be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount with respect to each share of Series A Preferred Stock equal to $10,000.00 (the “Series A Liquidation Value”). If, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the amounts payable with respect to the shares of Series A Preferred Stock are not paid in full, the holders of shares of Series A Preferred Stock shall share equally and ratably in any distribution of assets of the Corporation in proportion to the liquidation preference to which each such holder is entitled.

          b. After payment has been made to the Holders of the Series A Preferred Stock of the full amount of the Series A Liquidation Value, any remaining assets of the Corporation shall be distributed among the holders of the Junior Shares in accordance with the Corporation’s Certificates of Designations and Certificate of Incorporation.
          c. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be insufficient to make payment in full to all Holders, then such assets shall be distributed among the Holders at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.
     6. Redemption. The Company may redeem, for cash, any or all of the Series A Preferred Stock at any time at the redemption price per share equal to the Series A Liquidation Value, plus any accrued but unpaid dividends with respect to such shares of Series A Preferred Stock (the “Redemption Price”). If the Company exercises this redemption option with respect to any Series A Preferred Stock (other than shares of Series A Preferred Stock issued as a dividend with respect to shares of Series A Preferred Stock) prior to the fourth anniversary of the issuance of such shares, then in addition to the Redemption Price, the Company shall pay to holder a make-whole price per share equal to the following with respect to such redeemed shares (other than shares of Series A Preferred Stock issued as a dividend with respect to shares of Series A Preferred Stock): (i) 35% of the Series A Liquidation Value if redeemed prior to the first anniversary of the Issuance Date, (ii) 27% of the Series A Liquidation Value if redeemed on or after the first anniversary but prior to the second anniversary of the Issuance Date, (iii) 18% of the Series A Liquidation Value if redeemed on or after the second anniversary but prior to the third anniversary of the Issuance Date, and (iv) 9% of the Series A Liquidation Value if redeemed on or after the third anniversary but prior to the fourth anniversary of the Issuance Date.
     7. Transferability. The Series A Preferred Stock may only be sold, transferred, assigned, pledged or otherwise disposed of (“Transfer”) in accordance with state and federal securities laws. The Corporation shall keep at its principal office, or at the offices of the Transfer Agent, a register of the Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation, at the request of the record Holder of such certificate, shall execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the Holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.
     8. Miscellaneous.
          a. Notices. Any and all notices to the Corporation shall be addressed to the Corporation’s Chief Executive Officer or Chief Financial Officer at the Corporation’s principal place of business on file with the Secretary of State of the State of Delaware. Any and all notices or other communications or deliveries to be provided by the Corporation to any Holder hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this section prior to 5:30 p.m. Eastern time, (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this section later than 5:30 p.m. but prior to 11:59 p.m. Eastern time on such date, (iii) the second business day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.
          b. Lost or Mutilated Preferred Stock Certificate. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the Holder is a financial institution or other institutional investor its own agreement shall be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Corporation shall, at its expense, execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such series represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.
          c. Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.
     RESOLVED, FURTHER, that the chairman, chief executive officer, president, chief financial officer, or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock in accordance with the foregoing resolution and the provisions of Delaware law.

     IN WITNESS WHEREOF, the undersigned have executed this Certificate this 29th day of September 2009.

By:	/s/ Scott R. Silverman

Name:	Scott R. Silverman
Title:	Chief Executive Officer

By:	/s/ William J. Caragol

Name:	William J. Caragol
Title:	Acting Chief Financial Officer

Exhibit A-1
Form of Investor Conversion Notice
INVESTOR CONVERSION NOTICE
     The undersigned hereby exercises the right to purchase ____________ shares of Common Stock (“Conversion Shares”) of VeriChip Corporation, a Delaware corporation (“Company”), upon conversion of ____________ shares of Series A Preferred Stock. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Convertible Preferred Stock Purchase Agreement dated September 29, 2009, by and between the Company and the Investor referred to therein.
     Unless otherwise instructed by the holder, the Company will issue said shares in electronic form to the Deposit/Withdrawal at Custodian (DWAC) account of the holder with Depository Trust Company (DTC) pursuant to account information previously provided to Company by the holder.

By:
Name:
Title:

Exhibit A-2
Form of Company Conversion Notice
     VeriChip Corporation, a Delaware corporation (“Company”) hereby exercises the right to cause the purchase of ____________ shares of its Common Stock (“Conversion Shares”), upon conversion of ____________ shares of Series A Preferred Stock of the Company held by the holder thereof. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Convertible Preferred Stock Purchase Agreement dated September 29, 2009, by and between the Company and the Investor referred to therein.
     Unless otherwise instructed by the holder, the Company will issue said shares in electronic form to the Deposit/Withdrawal at Custodian (DWAC) account of the holder with Depository Trust Company (DTC) pursuant to account information previously provided to Company by the holder.
VERICHIP CORPORATION

By:
Name:
Title: